UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 31, 2013

SFX Entertainment, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

430 Park Avenue, 6th Floor
New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(646) 561-6400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On October 31, 2013, SFX Entertainment, Inc., a Delaware corporation (the “Company”), completed its acquisition (the “Made Acquisition”) of 100% of the issued and outstanding membership interests of Made Event, LLC, a Massachusetts limited liability company (“Made Event”), and EZ Festivals, LLC, a New York limited liability company (“Electric Zoo” and together with Made Event, “Made”). Made owns and produces the Electric Zoo Festival, an annual electronic dance music festival held in New York City at Randall’s Island Park.

Pursuant to the Amended and Restated Membership Interest Purchase Agreement, dated October 31, 2013, by and among the Company, SFX Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (the “Buyer”), Made Event, Electric Zoo, Mike Bindra and Laura De Palma (the “Made Purchase Agreement”), the Buyer paid at closing (i) $14.7 million in cash (after taking into account certain working capital and other closing adjustments) and (ii) 392,158 shares of the Company’s common stock. The Company previously paid on June 23, 2013, and August 21, 2013, an aggregate amount of $3.75 million, which was applied to the cash portion of the purchase price in the Made Acquisition, and an additional $0.2 million on May 16, 2013, in connection with the 2013 Electric Zoo Festival, which amount was paid in addition to the cash portion of the purchase price. On March 31, 2014, the Buyer will also pay to the sellers of Made an amount in cash up to an aggregate of $10.0 million.  The Company and the Buyer will collectively pay total consideration in the Made Acquisition of $28.7 million in cash, and issue 392,158 shares of common stock of the Company, which number of shares was determined by dividing $5.0 million by a price equal to $12.75 per share.

In addition, each of the sellers of Made will be entitled to receive a cash earn-out payment in 2018 in an amount equal to the greater of (i) fifty percent of (a) the product of ten multiplied by the greater of (1) the average net income, on a consolidated basis and calculated in accordance with GAAP, of the festivals and other businesses of the Buyer, Made Event and Electric Zoo for each of their 2015, 2016 and 2017 fiscal years (such net income calculation, the “Final EBITDA”) and (2) the median Final EBITDA, minus (b) $17.5 million and (ii) $5.0 million. The earn-out payments will each be reduced by (i) fifty percent of any amounts reserved on the Company’s financial statements in connection with potential indemnification claims under the Made Purchase Agreement relating to the 2013 edition of the Electric Zoo Festival, and (ii) amounts due and payable in connection with (a) certain litigation involving the sellers and Made, (b) indemnification obligations of the sellers of Made under the Made Purchase Agreement and (c) working capital adjustments under the Made Purchase Agreement in favor of the Buyer.

The sellers of Made will continue as employees of the Buyer after the closing of the Made Acquisition and the non-executive employees of Made are expected to be retained as well. The Made Purchase Agreement contains customary representations, warranties and covenants.

The foregoing description of the Made Purchase Agreement, as amended (including the description of the consideration paid and payable in connection with the Made Acquisition), does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its Quarterly Report on Form 10-Q for the period ended September 30, 2013.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

The description of the Made Purchase Agreement set forth in Item 1.01 above is incorporated by reference into this Item 2.01.

Item 3.02                                           Unregistered Sale of Securities

The information regarding the issuance of shares of common stock in the Made Acquisition set forth in Item 1.01 above is incorporated herein by reference.  The shares of common stock issued in the Made Acquisition were offered and sold in reliance upon the exemption from registration provided by Section 4(a)(2) under the United States Securities Act of 1933, as amended (the “Securities Act”).  The offer and sale of shares of common stock to the ultimate stockholders of Made, as a portion of the consideration for the Made Acquisition, is a privately negotiated transaction and did not involve a general solicitation.  The certificates representing the shares of common stock issued in connection with the Made Acquisition contain a legend to the effect that such shares are not registered under the Securities Act and may not be sold or transferred except pursuant to a registration settlement that has become effective under the Securities Act or pursuant to an exemption from such registration.  Following the issuance of such shares, the Company has issued and outstanding 86,196,435 shares of common stock.

Item 7.01 Regulation FD Disclosure

On November 4, 2013, the Company issued the press release attached hereto as Exhibit 99.1 announcing, among other things, the closing of the Made Acquisition, on the terms and subject to the conditions set forth in the Made Purchase Agreement. The press release attached to this Current Report on Form 8-K as Exhibit 99.1 is incorporated herein by reference.

The information in this Item 7.01, including the information attached hereto as Exhibit 99.1, is being furnished, not filed, pursuant to Regulation FD. Accordingly, such information will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description

99.1*	Press release, dated November 4, 2013

*                                         Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERTAINMENT, INC.

Date: November 4, 2013	By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chief Executive Officer and Director